(Execution Version)

Dated November 11, 2021

PRIMECH HOLDINGS PTE. LTD.

and

THE VENDORS NAMED IN SCHEDULE 1

RESTRUCTURING AGREEMENT

Baker McKenzie Wong & Leow.

Baker & McKenzie.Wong & Leow
8 Marina Boulevard #05-01 Tower 1
Marina Bay Financial Centre
Singapore 018981

CONTENTS

This Agreement is made on November11,2021 between:

(1) **PRIMECH HOLDINGS PTE. LTD.** (Company Registration Number: 202042000N), a company incorporated in Singapore and having its registered office at 23 Ubi Crescent, Singapore 408579 (the "**Company**"); and

(2) **The Several Persons Named in Schedule 1** (each a "**Vendor**", and collectively, the "**Vendors**")

(each a "**Party**", and collectively, the "**Parties**").

WHEREAS:

(A) The Vendors are the legal and beneficial owners of the Sale Shares (as defined herein).

(B) In connection with the proposed initial public offering of the Company (the "**Listing**"), the Vendors are desirous of selling, and the Company is desirous of purchasing, the Sale Shares on the terms and subject to the conditions contained in this Agreement.

(C) The shareholding of the Company and its subsidiaries immediately prior to Completion is set out in Schedule 2. The shareholding of the Company and its subsidiaries upon Completion is set out in Schedule 3.

IT IS AGREED as follows:

1. INTERPRETATION

1.1. Defined terms

"**ACRA**" means the Accounting and Corporate Regulatory Authority of Singapore;

"**Acteef Cleaning**" means Acteef Cleaning Specialists Pte Ltd, a company incorporated in Singapore and having its registered address at 23 Ubi Cresent, Singapore 408579;

"**Agreement**" means this restructuring agreement;

"**Business Day**" means a day (other than a Saturday, a Sunday or a gazetted public holiday) on which commercial banks are open for business in Singapore;

"**Company**" means Primech Holdings Pte. Ltd.;

"**Company's Lawyers**" means Baker & McKenzie.Wong & Leow of 8 Marina Boulevard, #05-01 Marina Bay Financial Centre Tower 1, Singapore 018981;

"**Company's Warranties**" means the representations, warranties and undertakings made by the Company contained or referred to in Clause 6;

"**Completion**" means completion of the sale and purchase of the Sale Shares and the issuance and allotment of the Consideration Shares under this Agreement;

"Completion Date" has the meaning ascribed to it in Clause 4.1;

"Consideration Shares" has the meaning ascribed to it in Clause 3.2;

"Encumbrance" means any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, options, rights of first refusal, pre-emptive or similar rights and any other encumbrance or condition whatsoever;

"HomeHelpy Singapore" means HomeHelpy Singapore Pte. Ltd., a company incorporated in Singapore and having its registered address at 23 Ubi Cresent, Singapore 408579;

"Listing" has the meaning ascribed to it in Recital (B);

"Maint-Kleen" means Maint-Kleen Pte. Ltd., a company incorporated in Singapore and having its registered address at 25 Ubi Crescent, Singapore 408580;

"Offer Document" shall mean such offer document issued by the Company in connection with the Listing;

"Primech AP" means Primech A & P Pte. Ltd., a company incorporated in Singapore and having its registered address at 23 Ubi Crescent, Singapore 408579;

"Sale Shares" means:

(a) the entire issued share capital of Acteef Cleaning;

(b) the entire issued share capital of HomeHelpy Singapore;

(c) the entire issued share capital of Primech AP; and

(d) the entire issued share capital of Maint-Kleen;

"S$" or **"Singapore Dollars"** means the lawful currency of the Republic of Singapore;

"Singapore Companies Act" means the Companies Act (Cap. 50 of Singapore), as amended from time to time;

"Stamp Duty Documents" means the following documents in relation to the Target Entities:

(a) an original working sheet computing the net asset value per Sale Share in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore, duly completed and signed by a director or the secretary of the Target Entity; and/or

(b) such other documents as may be prescribed from time to time by the Stamp Duty Branch of the Inland Revenue Authority of Singapore for the purpose of assessing the stamp duty payable on a transfer of the Sale Shares;

"Target Entity" means Acteef Cleaning, HomeHelpy Singapore, Primech AP and Maint-Kleen (each a **"Target Entity"**, and collectively the **"Target Entities"**);

"Vendors" means the several persons named in column (1) of Schedule 1; and

"**Vendors' Warranties**" means the representations, warranties, undertakings and indemnities made by the Vendors contained or referred to in Clauses 5 and 8.

1.2. References to statutory provisions shall be construed as references to those provisions and any other regulations made or directives issued in pursuance thereof as from time to time modified, amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions, regulations or directives (as from time to time modified or re-enacted) which such provisions, regulations or directives have directly or indirectly replaced or modified.

1.3. References herein to the "**Clauses**" and the "**Schedules**" are to clauses in and the schedules to this Agreement (unless the context otherwise requires). The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement. Any reference herein to a time or date shall be construed as a reference to a Singapore time or as the case may be, date and a "**day**" shall be construed with reference to the Gregorian calendar.

1.4. The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5. Words importing the singular shall include the plural and *vice versa*; words importing a specific gender shall include the other genders (male, female or neuter); and "**person**" shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that "**person**" may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.6. Any thing or obligation to be done under this Agreement which requires or falls to be done on a specified day shall be done on a Business Day, and if the day upon which that thing or obligation to be done falls on a day which is not a Business Day, shall be done on the next succeeding Business Day.

1.7. The words "**subsidiary**" and "**related corporation**" shall have the same meaning in this Agreement as their respective definitions in the Singapore Companies Act.

1.8. References to "**its Target Entity**" shall mean the relevant Target Entity set out against the relevant Vendor's name in column (2) of Schedule 1.

1.9. Any provision of this Agreement which is expressed to bind more than one Vendor shall, save where expressly stated to be otherwise, bind each of them severally (and not jointly). For the avoidance of doubt, each Vendor will be responsible under this Agreement on a several (and not joint) basis only for its own actions and omissions and will not be responsible in any manner for any actions or omissions of the other Vendor. Any provision of this Agreement which is expressed in favour of more than one Vendor shall, save where expressly stated to be otherwise, be exercisable by each of them severally and shall not be required to be exercised by them jointly.

2. SALE AND PURCHASE OF THE SALE SHARES

2.1 On the Completion Date, the Vendors shall sell, and the Company (relying on the Vendors' Warranties and other obligations of the Vendors under this Agreement) shall purchase, such number of Sale Shares as set against the Vendor's name in column (3) of Schedule 1, free from all Encumbrances.

2.2 Each of the Parties shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

3. CONSIDERATION

3.1 The consideration payable to each Vendor for their respective Sale Shares is set out opposite the Vendors' name in column (4) of Schedule 1, and shall be an aggregate of S$17,136,088.

3.2 The consideration shall be satisfied in full by the allotment and issuance by the Company to the Vendors, on the Completion Date, that number of ordinary shares in the capital of the Company set out opposite the respective Vendors' name in column (5) of Schedule 1 (the "**Consideration Shares**") and in connection therewith, Primech AP and Sapphire Universe Holdings Pte. Ltd acknowledge that the issuance by the Company of their respective 2,403,478 Consideration Shares and one (1) Consideration Share to Sapphire Universe Holdings Limited shall constitute satisfaction in full by the Company of its obligations to each of them under this Clause 3.2. The Consideration Shares are to be credited as fully paid-up ordinary shares in the capital of the Company, ranking *pari passu* in all respects with the existing issued and paid-up ordinary shares in the capital of the Company.

4. COMPLETION

4.1 The obligation of the Company to issue the Consideration Shares, and the Vendors to sell the Sale Shares are subject to the Vendors and/or Target Entities having obtained the requisite waivers and/or consents from third parties that are required to be obtained or made in connection with this Agreement (the "**Condition**").

Completion shall take place on the fifth day after the satisfaction of the Condition or at such other time or date as the Vendors and the Company may agree in writing ("**Completion Date**"), at the office of the Company's Lawyers or at such other place as agreed to in writing by the Parties.

4.2 At Completion:

(a) each Vendor shall deliver to the Company an original share transfer form duly executed by the Vendor in favour of the Company in respect of the applicable Sale Shares, accompanied by the original share certificate(s) issued to the Vendor in respect of the applicable Sale Shares;

(b) each Vendor shall procure that its Target Entity delivers to the Company, the Stamp Duty Documents;

(c) each Vendor shall procure that its Target Entity delivers to the Company a certified true copy of the resolution of the board of directors of the Target Entity authorising the registration of the Company as a member of the Target Entity, subject only to the production of duly stamped and completed transfers in respect of the applicable Sale Shares and the making of such other entries in the other statutory registers or corporate records of its Target Entity approving the issuance of a new share certificate(s) in respect of the applicable Sale Shares in favour of the Company, and authorising the performance by its Target Entity of its obligations under this Agreement;

(d) each Vendor shall transfer and deliver to the Company, and the Company shall, in reliance on, amongst other things, the Vendors' Warranties, receive and take delivery from each Vendor, all the rights, title and interests of each Vendor in the applicable Sale Shares, free and clear from all Encumbrances; and

(e) each Vendor shall deliver all such other documents, including such waivers or consents, as the Company may require to be registered as the legal owner of the Sale Shares.

4.3 Subject to Clause 2.2 and against compliance by the Vendors with Clause 4.2 on Completion, the Company shall allot and issue the Consideration Shares to the Vendors in accordance with Clause 3 and in connection therewith:

(a) enter into the Company's electronic register of members kept and maintained by ACRA, the names of the Vendors as the holders of their respective Consideration Shares and the making of such other entries into other corporate records of the Company as may be necessary; and

(b) issue and deliver to the Vendors the share certificates in respect of the Consideration Shares to be allotted and issued to the Vendors, such share certificates to reflect that the Consideration Shares are fully paid up.

5. WARRANTIES BY THE VENDORS

5.1 Each Vendor (solely in respect of itself) hereby severally represents, warrants, and undertakes to the Company (with the intent that the provisions of this Clause 5.1 shall be deemed repeated on Completion Date) that:

(a) immediately prior to Completion, it is the legal and beneficial owner of the Sale Shares set out opposite its name in column (3) of Schedule 1;

(b) immediately prior to Completion, it is entitled to sell and transfer or procure the transfer of the Sale Shares set out opposite its name in column (3) of Schedule 1 to the Company, free from any and all Encumbrances together with all rights and benefits attaching thereto as at the Completion Date and no other person has or shall have any pre-emptive or similar rights over such Sale Shares;

(c) the Sale Shares set out opposite its name in column (3) of Schedule 1 are, on Completion, authorised, validly issued, allotted and fully paid-up;

(d) each Vendor has full power, authority and capacity to own the Sale Shares sold by it, to

execute and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby, and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance of its obligations under, this Agreement (including without limitation, the transfer of its interests, direct or indirect, in its Target Entity) resulting therefrom shall not:

(A) infringe, or constitute a default under, any instrument, contract, document or agreement to which it or its Target Entity is a party or by which it, its Target Entity or their respective assets are bound; and/or

(B) result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council) to which it or its Target Entity is a party or by which it, the Target Entity or their respective assets are bound whether in Singapore or elsewhere; and

(e) each of the Vendors' Warranties given by the Vendor herein is true and accurate in all respects.

5.2 Each Vendor acknowledges that the Company has entered into this Agreement in full reliance upon and on the basis of each of the Vendors' Warranties contained herein.

5.3 The Vendors' Warranties shall be separate and independent, and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement.

5.4 Each Vendor (solely in respect of itself) shall not do, permit or procure any act or omission before Completion which would constitute a breach of any of the Vendors' Warranties if they were given at Completion or which would make any of the Vendors' Warranties inaccurate or misleading if they were so given.

5.5 If prior to Completion, any event shall occur which results or may result in any of the Vendors' Warranties being unfulfilled, untrue or incorrect at Completion, the Vendors shall immediately notify the Company in writing thereof prior to Completion and the Vendors shall make all such investigations and/or do all such acts concerning the event or matter which the Company may reasonably require.

5.6 In the event of it becoming apparent, on or before Completion, that the Vendors are in breach of any of the Vendors' Warranties or any other term of this Agreement, the Company may, at its sole discretion, rescind this Agreement by notice in writing to the Vendors. Upon termination of this Agreement under this Clause 5.6, the Company shall, in addition to its rights to damages and its other remedies under this Agreement, be entitled to be indemnified and held harmless against all legal, accounting and other costs and expenses incurred by the Company in connection with this Agreement.

6. WARRANTIES BY THE COMPANY

6.1 The Company hereby represents, warrants, and undertakes to the Vendors (with the intent that the provisions of this Clause 6.1 be deemed repeated on Completion Date) that at the time of the transfers of the Sale Shares:

(a) it has been duly incorporated and is validly existing and no order has been made or petition prescribed or resolution passed for its winding-up;

(b) it has full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance by it of its obligations under this Agreement shall not:

(i) infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which it or its assets are bound; and/or

(ii) result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council) to which it is a party or by which it or its assets are bound, whether in Singapore or elsewhere; and

(c) each of the Company's Warranties given by the Company herein is true and accurate in all respects.

6.2 The Company acknowledges that the Vendors have entered into this Agreement in full reliance upon and on the basis of each of the Company's Warranties contained herein.

6.3 The Company's Warranties shall be separate and independent and save as expressly provided, shall not be limited by reference to any other Clause or anything in this Agreement.

6.4 The Company shall procure that it shall not do, permit or procure to be done any act or omission before Completion which would constitute a breach of any of the Company's Warranties if they were given at Completion or which would make any of the Company's Warranties inaccurate or misleading if they were so given.

6.5 If prior to Completion, any event shall occur which results or may result in any of the Company's Warranties being unfulfilled, untrue or incorrect at Completion, the Company shall immediately notify the Vendors in writing thereof prior to Completion and the Company shall make all such investigations and/or do all such acts concerning the event or matter which the Vendors may reasonably require.

6.6 In the event of it becoming apparent, on or before Completion, that the Company is in breach of any of the Company's Warranties or any other term of this Agreement, the Vendors may, at their sole discretion, rescind this Agreement by notice in writing to the Company.

7. UNDERTAKINGS

7.1 Each Vendor further covenants and undertakes to the Company that, between the date of this Agreement and the date of Listing, it shall:

(a) provide the Company, its solicitors, financiers, consultants, advisers, accountants and representatives all such information and documentation relating to its Target Entity and itself in its power, custody, possession or control as the Company requires in connection with the issuance of the Offer Document, including but not limited to all such information as may be required in connection with the Listing; and

(b) use all reasonable efforts in good faith to take or to cause to be taken actions within its power for the purpose of, and to achieve, the Listing.

7.2 The Parties shall not, discuss, negotiate, or finalise any arrangements with any third party with a view to executing or in connection with (a) any sale or Encumbrance of the Consideration Shares, and/or (b) any other material transaction incompatible with the agreements and transactions contemplated hereby.

8. INDEMNITY

8.1 Each of the Vendors hereby severally undertakes to keep the Company and its officers, directors, employees, and representatives fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to all legal costs or attorney's fees on a full indemnity basis) that the Company or any of its officers, directors, employees, or representatives may incur or suffer in connection with or arising from any breach (actual or alleged) of or inaccuracies of any of the Vendors' Warranties and/or any default by the Vendors of their respective obligations under this Agreement.

8.2 Any liability of the Vendors hereunder may in whole or in part be released, compounded or compromised, or time or indulgence may be given, by the Company in its absolute discretion without in any way prejudicing or affecting its rights against the relevant Vendor(s). Any release or waiver or compromise by the Company shall be in writing and shall not be deemed to be a release, waiver or compromise of similar conditions in the future.

9. COSTS

Each Party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made. The Company shall bear all applicable stamp duty payable in connection with this Agreement and the sale and purchase of the Sale Shares.

10. GENERAL

10.1 The provisions of this Agreement including the representations, warranties, covenants and undertakings herein contained (insofar as the same shall not have been fully performed at Completion) shall not be extinguished or affected by Completion or any other matter and shall remain in full force and effect notwithstanding Completion. Completion shall not prejudice any rights of any of the Parties which may have accrued hereunder prior to Completion.

10.2 Each Party shall do and execute, or procure to be done and executed, all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement, and to provide such assistance and record as the other Party(ies) may reasonably request in connection with any tax return, tax investigation or audit, judicial or administrative proceeding or other similar matter relating to the Company.

10.3 Save for Clauses 5 and 6, none of the Parties makes any other representations or warranties, express or implied, to any other parties and each of the Parties acknowledges that it has not relied on or been induced by any other warranties or representations made by the other Parties or their respective agents or representatives to enter into this Agreement.

10.4 This Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and none of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Parties which is not set out or referred to in this Agreement. The Parties agree that no variations or modifications shall be made to this Agreement unless agreed to by the Parties in writing. Nothing in this Clause 10.4 shall however operate to limit or exclude any liability for fraud.

10.5 Save as expressly provided herein, any right of termination conferred upon a Party shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

10.6 A person who is not party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act (Cap. 53B of Singapore) to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the said Act.

11. ILLEGALITY

If at any time any provision (in whole or in part) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, such provision or part thereof shall to the extent be deemed not to form part of this Agreement and the legality, validity and enforceability of such provision under the laws of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

12. NOTICES

Any notice required to be given by a Party hereto to the other Parties shall be deemed validly served by hand delivery or by prepaid registered letter or by a recognised courier service sent to its address given herein or via e-mail addressed to the intended recipient thereof at the e-mail address set out below, or such other address or e-mail address as may from time to time be notified for this purpose. The initial addresses and/or e-mail addresses of the Parties are:

THE COMPANY

Address : 23 Ubi Cresent, Singapore 408579

E-mail Address : khazid_omar@primech.com.sg

Attention : Mr. Khazid Omar

THE VENDORS

Primech AP

Address : 23 Ubi Cresent, Singapore 408579

E-mail Address : siewcheng@primech.com.sg

Sapphire Universe Holdings Pte. Ltd.

Address : 23 Ubi Cresent, Singapore 408579

E-mail Address : siewcheng@primech.com.sg

Sapphire Universe Holdings Limited

Address : 3rd Floor, J&C Building, Rpad Town, Tortola, British Virgin Islands, VG1110

E-mail Address : kitty_lee@sapphireuniverse.com

Any such notice or communication shall be deemed to have been served:

(a) if delivered by hand, at the time of delivery;

(b) if posted by prepaid ordinary mail, at the expiration of three calendar (3) days after the envelope containing the same shall have been put into the post;

(c) if sent by email, 48 hours after having been sent from the computer system of the sender or when it enters the electronic mail account of the recipient, whichever is earlier; or

(d) if sent by courier, at the expiration of two calendar (2) days after the package containing the same shall have been received by the relevant courier company.

In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter, or that the e-mail was properly addressed and sent from the computer system of the sender and no delivery rejection and/or delay notice was received by the sender, or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.

13. REMEDIES AND WAIVERS

No failure on the part of any Party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14. TIME OF ESSENCE

Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any date or period (whether or not extended as aforesaid), time shall be of the essence.

15. COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by electronic transmission and shall be as valid and effectual as if executed as an original.

16. GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore. The Parties hereto agree to submit to the exclusive jurisdiction of the courts of Singapore.

SCHEDULE 1 - THE VENDORS

(1) Vendor	(2) Target Entity	(3) Number of Sale Shares	(4) Consideration (S$)	(5) Number of Consideration Shares
Primech AP	Acteef Cleaning	350,000 Ordinary Shares	1,267,268	2,403,478[1]
Sapphire Universe Holdings Pte. Ltd.	HomeHelpy Singapore	1 Ordinary Shares	1	1[2]
Sapphire Universe Holdings Limited	Acteef Cleaning	150,000 Ordinary Shares	543,115	1,030,062
Sapphire Universe Holdings Limited	Primech AP	8,787,500 Ordinary Shares	11,407,993	21,636,196
Sapphire Universe Holdings Limited	Maint-Kleen	1,500,000 Ordinary Shares	3,917,711	7,430,261
Total			**17,136,088**	**32,499,998**

Note:

(1) Consideration Shares issued to Sapphire Universe Holdings Limited as directed by Primech AP

(2) Consideration Shares issued to Sapphire Universe Holdings Limited as directed by Sapphire Universe Holdings Pte. Ltd.

SCHEDULE 2 - GROUP STRUCTURE IMMEDIATELY PRIOR TO COMPLETION


Sapphire Universe Holdings Limited (BVI)
100%
Primech Holdings Pte Ltd (Singapore)
Date in incorporatiom 29 December 2020
100%
Princeston International (S) Pte Ltd (Singapore)
Acquired on 1 April 2021
80%
CSG Industries Pte Ltd (Singapore)
Acquired on 1 April 2021
30%
70%
Acteef Cleaning Specialists Pte Ltd (Singapore)
Acquired on 30 July 2018
100%
Primech A & P Pte Ltd (Singapore) *
100%
My All Services Sdn Bhd (Malaysia)
Acquired on 15 April 2019
100%
Sapphire Universe Holdings Pte. Ltd (Singapore)
100%
HomeHelpy Singapore Pte Ltd (Singapore)
Date in incorporation 20 November 2020
100%
Maint-Kleen Pte. Ltd (Singapore)
Acquired on 28 April 2020

Remarks:

* Amalgamation of Primech Engineering Pte Ltd and A&P Pte Ltd on 4 December 2020
Primech Engineering Pte Ltd acquired on 26 March 2018
A&P Pte Ltd acquired on 30 July 2018

SCHEDULE 3 - GROUP STRUCTURE AFTER COMPLETION


Primech Holdings Pte Ltd (Singapore)
Listing Entity
100%
Primech A & P Pte Ltd (Singapore)
100%
HomeHelpy Singapore Pte Ltd (Singapore)
100%
Maint-Kleen Pte. Ltd (Singapore)
100%
Princeton International (S) Pte Ltd (Singapore)
80%
CSG Industries Pte Ltd (Singapore)
100%
Acteef Cleaning Specialists Pte Ltd (Singapore)
100%
My All Services Sdn Bhd (Malaysia)
Sapphire Universe Holdings Pte. Ltd (Singapore)
Remove from the Group

IN WITNESS WHEREOF the Parties have hereunto set their hands:

<u>THE COMPANY</u>

Signed by Khazid Bin Omar)
)
for and on behalf of)
PRIMECH HOLDINGS PTE. LTD.)

THE VENDORS

Signed by Sng Yew Jin)
)
for and on behalf of)
PRIMECH A & P PTE. LTD.)

Signed by Khazid Bin Omar)
)
for and on behalf of)
SAPPHIRE UNIVERSE HOLDINGS PTE. LTD.)

Signed by Ho Kin Wai)
)
for and on behalf of)
SAPPHIRE UNIVERSE HOLDINGS LIMITED)